UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NMI Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2023

May 1, 2023

Dear Stockholders,

We are writing to you on behalf of the Board of Directors of NMI Holdings, Inc. (“NMI” or the “Company”) to address an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 25, 2023, regarding our 2023 Annual Meeting of Stockholders scheduled for May 11, 2023. In its report, ISS recommends that NMI’s stockholders vote against the Company’s advisory proposal on executive compensation (our 2023 Say-on-Pay proposal) and withhold votes in favor of all members of our Compensation Committee due to a perceived lack of responsiveness to stockholders related to our 2022 Say-on-Pay proposal, which received 64.1% support.

We strongly and respectfully disagree with ISS’s recommendations for our 2023 Annual Meeting of Stockholders and have prepared this supplement to further clarify the issue underpinning our 2022 Say-on-Pay voting result and augment our 2023 proxy disclosures related to our extensive stockholder outreach efforts and responsiveness.

NMI has provided stockholders with an annual Say-on-Pay advisory vote to approve executive compensation since 2019 and all NMI Say-on-Pay proposals, other than the 2022 vote, have received greater than 90% stockholder support. During this same period, all members of NMI’s Board of Directors, including the current members of our Compensation Committee, have received greater than 95% stockholder support annually, including in 2022. NMI’s Board of Directors appreciates the consistent support it has received from stockholders.

While we fully understood the gravity of our 2022 Say-on-Pay voting results, through the feedback we received from stockholders during our outreach efforts, we believe the anomalous voting outcome on our 2022 Say-on-Pay proposal was influenced by an ISS recommendation that stockholders vote against our 2021 executive compensation program because we were not sufficiently clear that the separation payments made to our former chief executive officer in connection with her departure from the Company on December 31, 2021 related to her involuntary termination without cause. This supplement is intended to clarify this fact.

NMI has a longstanding practice of regularly engaging with its stockholders to ensure appropriate alignment of strategic, managerial, compensatory, and other interests, and has benefited from the candid and constructive feedback provided by stockholders through the course of such outreach efforts. Since publishing our 2022 Proxy Statement, NMI held 68 one-on-one meetings with our stockholders who collectively hold 54% of the Company’s outstanding shares, including, we believe, a significant majority of those stockholders who voted against our 2022 Say-on-Pay proposal, to discuss the Company’s performance, strategy, ESG initiatives, executive compensation programs, governance and other matters.

NMI’s compensation plans and practices, including our severance practices in the event of a named executive officer’s involuntary termination of employment without cause, were not identified as points of concern by stockholders during these discussions. These outreach conversations reinforced our understanding that the views expressed by certain stockholders through their 2022 Say-on-Pay vote were isolated to the point of clarification described above regarding the payments made to our former CEO upon her involuntary termination without cause. Importantly, our stockholders did not identify structural issues with our executive compensation program or request that NMI overhaul or significantly modify its executive compensation plans, programs, philosophy or design.

Our Compensation Committee (in conjunction with its independent compensation consultant, Semler Brossy) annually reviews the pay opportunity for each of our named executive officers, including a full review of our annual and long-term incentive program metrics, goals and relevant performance ranges. In the course of its 2022 review, the Compensation Committee determined that because the stockholder concerns expressed to NMI during its extensive stockholder outreach were isolated to the disclosure regarding our former CEO’s departure—a unique and nonrecurring event—no design changes to NMI’s 2022 executive compensation program were needed. That said, if a named executive officer experiences a severance-qualifying termination in the future, we will be clearer about the basis for such payments.

We note that ISS assessed the quantitative evaluation components of our executive pay practices as areas of low concern in its 2023 advisory report, supporting the Compensation Committee’s determination regarding the design of our 2022 compensation program. The only evaluation component that ISS identified as an area of high concern is a perceived poor level of responsiveness to the outcome of our 2022 Say-on-Pay vote, which this supplement is intended to address.

ISS’s recommendation that stockholders withhold authority to vote their shares in favor of all Compensation Committee members is undeserved given our extensive stockholder outreach, the low levels of concern expressed by both stockholders and ISS with respect to NMI’s compensation program and practices, our track record of stockholder proxy vote support, and the isolated and one-time nature of the concern which gave rise to our 2022 Say-on-Pay result. Furthermore, ISS’s withhold recommendation, made with respect to all Compensation Committee members, effectively calls for the removal of one-third of the women and one-half of those identifying as ethnic minority serving on our Board of Directors.

Additionally, we note that proxy advisory firm Glass, Lewis & Co. has recommended that our stockholders vote in favor of our 2023 Say-on-Pay proposal and in favor of the election of each Compensation Committee member.

In light of the additional disclosures provided herein, we hope ISS will reconsider its recommendations, which are inconsistent with NMI’s frequent and constructive engagement with stockholders—including in response to the 2022 Say-on-Pay vote.

We appreciate the opportunity to communicate with stockholders and look forward to continued engagement as we work to deliver sustainable stockholder value.

Cordially,
Bradley M. Shuster, Executive Chairman and Chairman of the Board
Steven L. Scheid, Lead Independent Director, member of the Compensation Committee
James G. Jones, Chair of the Compensation Committee

FOR THESE REASONS, WE URGE OUR STOCKHOLDERS
TO VOTE “FOR” ALL DIRECTOR NOMINEES AND
VOTE “FOR” THE SAY-ON-PAY PROPOSAL.
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